Exhibit 99.1

NTN Buzztime, Inc. Reports Third-Quarter 2015 Results

–Increased site count for the second quarter in a row–

–Signed two master service agreements with experience-focused chains–

–Deployed payment capabilities with established partner venue–

CARLSBAD, Calif., November 5, 2015 — NTN Buzztime, Inc. (NYSE MKT: NTN), reported financial results for the third quarter ended September 30, 2015.

“Our third quarter revenue met our expectations and, sequentially, we cut our net loss in half,” said Ram Krishnan, NTN Buzztime CEO. “Buzztime helps restaurants and bars differentiate their brands, amplify the guests’ experience and improve operating efficiencies. With chains in mind, we continue to invest in entertainment and dining technology. Our next generation tablet platform, which incorporates payment capabilities with secure EMV technology, is generally available and is getting rave reviews. Arooga’s is using tableside payment, and initial feedback shows restaurants experiencing faster table turns, higher check averages and bigger tips for servers. In addition, we have expanded two relationships signing master service agreements that make Buzztime the brand standard for Buffalo Wings and Rings and Old Chicago.”

Key Accomplishments

•	Technology conversion: Buzztime has converted roughly 1,000 Buffalo Wild Wings locations onto the BEOND tablet platform and expects to complete installation at all sites locations by year end. At September 30th, over 56% of the Buzztime installed base was on the BEOND tablet platform.
•	Entertainment expansion: Driving to enhance the entertainment offering, Buzztime launched two new games in the quarter: Buzztime Sports: Football Edition and Academy of Sports hosted by Emmitt Smith. Also, Jackpot Trivia, launched earlier this year, is now the number one played trivia game in the Buzztime network.
•	Customer expansion: Two brands recently signed master service agreements (MSA) naming Buzztime as their exclusive partners for tableside entertainment. The first, Buffalo Wings and Rings already has 20 of its 46 sites installed. Old Chicago, our second newly signed MSA, has more than 100 locations and 35 sites already installed. In addition, Buzztime partner Arooga’s already has begun utilizing the payment feature.
•	Premium service expansion: Buzztime is developing a broader set of premium services including a premium arcade and a platform for third parties to offer content and services.

“I am proud of our 2015 accomplishments, particularly as we reorganized the company structure and addressed production challenges. We continue to manage corporate and production costs and are demonstrating continued progress toward becoming adjusted EBITDA positive. Looking ahead, we will further our entertainment and dining technology, pursue experience-focused brands and roll-out premium services. Our efforts continue to focus on delivering long-term shareholder value,” concluded Krishnan.

Financial Results for the Third-Quarter Ended September 30, 2015

Total revenues were $6.1 million for the third quarter of 2015 compared to $6.0 million for the same period in 2014. As expected, increases in both sales-type lease arrangements and other revenue were slightly offset by a decrease in subscription revenue due to lower average site count and lower average revenue per site. Direct costs were $3.2 million for the third quarter of 2015 compared to $2.3 million for the same period in 2014. The increase in direct costs included $480,000 for increased repair expenses, $186,000 for increased equipment and production costs, and increased scrap expense of $73,000. Selling, general and administrative expenses were $4.1 million for the third quarter of 2015 compared to $4.9 million for the same period in 2014 reflecting a leaner company structure. For both periods, net loss was $1.3 million, or $0.01 per share.

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Sequentially, revenue for the third quarter of 2015 was down approximately $114,000 compared to the second quarter of 2015 due to decreases in sales-type lease arrangements and advertising, offset by increases in subscription, professional and other revenues. However, due to operating cost management, net loss was reduced by approximately 49% from $2.6 million of net loss in the second quarter of 2015 compared to $1.3 million of net loss in the third quarter of 2015.

Metric Review for Quarter Ended September 30, 2015 Compared to June 30, 2015

The company grew its site count for the second quarter in a row, ending the third quarter of 2015 with 2,952 subscribing venues, compared to 2,942 as of June 30, 2015. However, management anticipates the net count will continue to fluctuate and decline in the fourth quarter. As of September 30, 2015, BEOND installations increased to 1,666 locations, or 56% of the installed base, compared to 50% as of June 30, 2015. The Buzztime network has eight million registered players.

Liquidity at September 30, 2015

As of September 30, 2015, cash and cash equivalents were $4.7 million, compared to $7.2 million as of December 31, 2014. Working capital was $4.0 million, compared to $4.9 million as of June 30, 2015.

Conference Call

Management will review the results on a conference call today, November 5, 2015, at 4:30 p.m. ET. To access the call, please use passcode 66915871 and dial:

•	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
•	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast over the Internet and accessible at the company's website at http://www.buzztime.com. The replay of the call will be available until November 12, 2015.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about our growth plans, product and platform development, launches and usage, new revenue and the effect of cost control measures, acceptance in the marketplace, customer development, customer and consumer satisfaction and the number of locations, players and games. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1985, Buzztime has accumulated over 8 million player registrations and over 80 million games were played in 2014 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA

buzztime@lhai.com

415-433-3777

(financial tables follow)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED Consolidated Balance Sheets

(Unaudited)

(In thousands, except par value amount)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$4,678	$7,185
Accounts receivable, net	575	2,190
Site equipment to be installed	3,415	4,755
Prepaid expenses and other current assets	1,001	742
Total current assets	9,669	14,872
Broadcast equipment and fixed assets, net	4,032	3,400
Software development costs, net	1,076	1,634
Deferred costs	1,340	1,092
Goodwill	940	1,084
Intangible assets, net	92	129
Other assets	133	57
Total assets	$17,282	$22,268

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$396	$617
Accrued compensation	1,070	749
Accrued expenses	715	969
Sales taxes payable	237	133
Income taxes payable	38	104
Current portion of long-term debt	882	2,176
Current portion of obligations under capital leases	73	28
Deferred revenue	1,983	1,836
Other current liabilities	313	481
Total current liabilities	5,707	7,093
Long-term debt	5,679	3,143
Long-term obligations under capital leases	122	30
Deferred revenue, excluding current portion	413	378
Deferred rent	581	693
Other liabilities	–	7
Total liabilities	12,502	11,344

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $156 liquidation preference, 5,000 shares authorized; 156 issued and outstanding at September 30, 2015 and December 31, 2014	1	1
Common stock, $.005 par value, 168,000 shares authorized at September 30, 2015 and December 31, 2014; 92,412 and 92,370 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	462	462
Treasury stock, at cost, 503 shares at September 30, 2015 and December 31, 2014	(456)	(456)
Additional paid-in capital	128,634	128,283
Accumulated deficit	(124,089)	(117,845)
Accumulated other comprehensive income	228	479
Total shareholders’ equity	4,780	10,924
Total liabilities and shareholders’ equity	$17,282	$22,268

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Subscription revenue	$4,268	$4,425	$12,670	$13,617
Sales-type lease revenue	984	889	3,075	3,592
Other revenue	827	691	2,253	2,087
Total revenues	6,079	6,005	17,998	19,296

Operating expenses:
Direct operating costs (includes depreciation and amortization)	3,196	2,256	9,224	7,592
Selling, general and administrative	4,076	4,863	14,106	13,808
Impairment of capitalized software	–	–	295	661
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	121	161	365	464
Total operating expenses	7,393	7,280	23,990	22,525

Operating loss	(1,314)	(1,275)	(5,992)	(3,229)
Other expense, net	(49)	(19)	(231)	(55)
Loss before income taxes	(1,363)	(1,294)	(6,223)	(3,284)
Benefit (provision) for income taxes	15	(21)	(13)	(28)
Net loss	$(1,348)	$(1,315)	$(6,236)	$(3,312)

Net loss per common share – basic and diluted	$(0.01)	$(0.01)	$(0.07)	$(0.04)

Weighted average shares outstanding – basic and diluted	91,909	91,316	91,892	86,157

Comprehensive loss
Net loss	$(1,348)	$(1,315)	$(6,236)	(3,312)
Foreign currency translation adjustment	(140)	(82)	(251)	(78)
Total comprehensive loss	$(1,488)	$(1,397)	$(6,487)	$(3,390)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2015	2014
Cash flows used in operating activities:
Net loss	$(6,236)	$(3,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,172	2,080
Provision for doubtful accounts	(2)	74
Excess and obsolete site equipment to be installed	680	–
Stock-based compensation	341	180
Issuance of common stock to consultant in lieu of cash payment	1	238
Impairment of capitalized software	295	661
Loss from disposition of equipment	28	1
Changes in assets and liabilities:
Accounts receivable	1,610	(273)
Site equipment to be installed	(403)	(3,755)
Prepaid expenses and other assets	(501)	240
Accounts payable and accrued liabilities	(51)	264
Income taxes payable	(57)	(2)
Deferred costs	(252)	(424)
Deferred revenue	183	692
Deferred rent	(112)	(100)
Net cash used in operating activities	$(2,304)	(3,436)

Cash flows used in investing activities:
Capital expenditures	(781)	(619)
Software development expenditures	(520)	(607)
Proceeds from the sale of equipment	9	–
Acquisition of software	–	(150)
Net cash used in investing activities	(1,292)	(1,376)

Cash flows provided by financing activities:
Proceeds from public offering of common stock, net	–	6,369
Proceeds from long-term debt	5,638	4,321
Payments on long-term debt	(4,396)	(1,451)
Principal payments on capital leases	(39)	(19)
Proceeds from exercise of stock options	1	44
Tax withholding related to net-share settlements of restricted stock units	–	(33)
Net cash provided by financing activities	1,204	9,231

Net (decrease) increase in cash and cash equivalents	(2,392)	4,419

Effect of exchange rate on cash	(115)	(34)

Cash and cash equivalents at beginning of period	7,185	5,455

Cash and cash equivalents at end of period	$4,678	$9,840

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EBITDA

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles our net loss per GAAP (in thousands) to EBITDA:

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Net loss per GAAP	$(1,348)	$(1,315)	$(6,236)	$(3,312)
Interest expense, net	86	61	370	125
Income tax (benefit) provision	(15)	21	13	28
Depreciation and amortization	751	705	2,172	2,080
EBITDA	$(526)	$(528)	$(3,681)	$(1,079)

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